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2021 Annual Meeting of Stockholders Proxy Statement Supplement Regarding Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation 17 September 2021

Fellow Stockholders, Before you cast your vote on Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation, the members of the Board’s independent Compensation Committee encourage you to review this supplement, as well as the detailed information provided in the Compensation Discussion and Analysis, compensation tables, and narrative in the FedEx 2021 Proxy Statement. Our executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to the future success of FedEx for the long-term benefit of stockholders and reward them when they do so. The extraordinary nature of the COVID-19 pandemic caused disruptions across all FedEx operations, which required that the fiscal 2021 executive compensation program be tailored to best position the company to successfully navigate and overcome such challenges and incentivize management. Despite differences in the mix and timing of the components of our executive compensation program relative to those of past years, we believe our fiscal 2021 executive compensation program reflects our long-held belief that pay and corporate performance should be directly linked. We ask that you vote “FOR” Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation. Paul S. Walsh, Chairman of the Compensation Committee Susan Patricia Griffith Shirley Ann Jackson Susan C. Schwab

The COVID-19 pandemic had a profound impact on our company. Financial Drew $1.5 billion under our revolving credit facility in March 2020 and raised $3.0 billion from the capital markets in April 2020 to boost liquidity in the face of business and economic uncertainty Amended our credit agreements in May 2020 to temporarily amend the debt-to-adjusted EBITDA ratio and prohibit dividend increases or stock repurchases through the end of FY21 Reduced capital expenditures in FY21, including decreasing spending and postponing certain investments and initiatives. In FY22, the global volume surge accelerated capital investment opportunities and required greater levels of capital expenditures (e.g., for facility/capacity expansion and replacement of aging aircraft and vehicles) Operations Incurred increased operating expenses related to personal protective equipment (PPE) and medical/safety supplies, as well as additional security and cleaning services, in order to protect our team members and customers during the COVID-19 pandemic, of approximately $255 million in 2021 and approximately $125 million in 2020 Increased labor costs and additional flight hours to keep pace with accelerated residential demand Accelerated build-out of additional facilities to meet demand for forecasted growth Relief Efforts Delivered nearly 110 kilotons of PPE globally between January 2020 and August 2021 FedEx is a key partner in the delivery of COVID-19 vaccines in the U.S. and throughout the world. We have delivered COVID-19 vaccines to more than 50 countries and territories, including approximately 250 million doses delivered throughout all U.S. and Canadian states, provinces, and territories FedEx Cares facilitated transport of nearly 14,000 COVID-19 humanitarian aid shipments throughout the world since the pandemic began

FedEx reports Q3 FY20 earnings, posting a 53% YOY decline in adjusted EPS Drew $1.5 billion under credit facilities Earnings guidance suspended Amended our credit agreements Raised $3.0 billion of debt to boost liquidity No payout under FY20 annual incentive compensation (AIC) plan or FY18-FY20 long-term incentive (LTI) plan FedEx reports Q4 FY20 results ‒ adjusted EPS down 50% year over year Earnings guidance suspended Timeline Towards June 2020 Compensation Decisions March 2020 May 2020 June 2020 April 2020

The COVID-19 pandemic abruptly destabilized the global economy and created extreme uncertainty surrounding the future of FedEx and its business. In an unprecedented year, the Compensation Committee made decisions in real-time, based on the best information available at that time. In recognition of the growing financial distress caused by the pandemic, the independent directors, based upon the recommendation of the Compensation Committee and at Mr. Smith’s request, approved a 91% reduction in Mr. Smith’s base salary for the six-month period from April 1, 2020 to September 30, 2020. Our Q4 FY20 financial performance was severely impacted by COVID-19. Given then-current economic and business uncertainty resulting from the COVID-19 pandemic, the Compensation Committee determined there would not be an FY21 AIC plan for executive officers. March 2020 April 2020 June 2020 FY21 Compensation Actions

FY21 One-Time Retention Grants In June 2020, the Compensation Committee determined that retaining its experienced and accomplished management team was critical to ensuring FedEx could weather the COVID-19 pandemic and continue to drive performance until the future of the company, and the global economy, became more certain. Executive officers had not earned a payout under FedEx’s annual incentive compensation (AIC) plan since FY18 No payout under FY18-FY20 long-term incentive (LTI) plan Due to the decision at that time to forego an AIC plan for executive officers, the Compensation Committee approved one-time additional restricted stock awards to executive officers (other than Mr. Smith) that vest over four years to motivate and retain critical leadership. Messrs. Smith and Subramaniam were granted one-time additional stock option awards that vest over four years for motivation and retention purposes and to address their unfavorable total direct compensation market position.

FedEx reports strong earnings for Q1 FY21 Compensation Committee/Board approved FY21 AIC plan for 66,000 team members, excluding executive officers, based on strong Q1 FY21 performance FedEx paid approximately $125 million special bonus for 170,000 global frontline team members at FedEx Express FedEx reports strong earnings for Q2 FY21 Compensation Committee and Board approved including executive officers in the FY21 AIC plan based on strong financial results for first half of FY21 Despite an extremely challenging environment in FY21, FedEx reported record profit as well as record revenue of $84 billion Timeline towards June 2021 Record Results FedEx reports strong earnings for Q3 FY21 FedEx reinstated earnings guidance Announced 2% merit increase base salary pool for all eligible team members, including executive officers other than Mr. Smith Sept. 2020 Jan. 2021 June 2021 Dec. 2020 Mar. 2021 Oct. 2020

FY21 AIC Plan September 2020 - FedEx announced strong financial results for Q1 FY21, and it was clear that the company was persevering against the economic, operational, and other challenges brought on by the COVID-19 pandemic. Based on these financial results, the Compensation Committee and Board of Directors established a fiscal 2021 AIC plan for eligible team members other than executive officers FY21 AIC plan based on achievement of an objective operating performance measure ‒ consolidated operating income Despite continuing uncertainties, rigorous target objective was higher than actual FY20 adjusted consolidated operating income Maximum payout under the FY21 AIC plan was reduced from 200% of target bonus amount (the historical maximum amount under the FedEx AIC plan) to a maximum payout of 150% of target December 2020 (start of Q3 FY21) – based on strong financial results for the first half of FY21, and to reward extraordinary leadership efforts during a period of extreme disruption and incentivize strong performance for the rest of FY21, the Compensation Committee approved including executive officers in the FY21 AIC plan FY21 AIC Achievement Actual FY21 consolidated operating income was above the maximum objective for consolidated operating income under the FY21 AIC plan Maximum payout (150%) funded for all eligible participants in the FY21 AIC plan, including our executive officers Pay for performance is the bedrock of the FedEx executive compensation program – by including executive officers in the FY21 AIC plan, the Compensation Committee and Board of Directors acted consistent with our long-standing principle that exemplary performance should be appropriately rewarded.

FY19-FY21 and FY20-FY22 LTI Plans Our LTI plans provide for payouts that correspond to specific goals established by the Board FY19-FY21 and FY20-FY22 LTI plans based on achievement of a single financial metric ‒ earnings per share (EPS) ‒ over a three-year performance period No payout to any participant (including executive officers) under the FY19-FY21 LTI plan, demonstrating the firm commitment of FedEx to its pay-for-performance compensation philosophy No payout currently expected under the FY20-FY22 LTI plan In direct response to feedback received from stockholders, in June 2020 the Compensation Committee added a second metric to the LTI plan design for the FY21-FY23 LTI plan so that LTI payouts are based on achievement against two objective financial metrics: Aggregate EPS for the performance period (weighted at 75%) Total capital expenditures as a percentage of total revenue (CapEx/Revenue) over the performance period (weighted at 25%)

FY22-FY24 LTI Plan The FY22-FY24 LTI plan, approved by the Compensation Committee and Board of Directors in June 2021, utilizes the same performance measures (EPS and CapEx/Revenue) as the FY21-FY23 LTI plan However, for the FY22-FY24 LTI plan, the CapEx/Revenue target was adjusted from 7% to 8% to account for the global volume surge that accelerated investment opportunities and required greater levels of capital expenditures (e.g., for facility/capacity expansion and projects such as replacing aging aircraft and vehicles) Target objective for CapEx/Revenue component of FY22-FY24 LTI plan aligns with our stated forecast for capital expenditures for FY22 No adjustments were made to the CapEx/Revenue target under the FY21-FY23 LTI plan

Please vote “FOR” Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation